FOR IMMEDIATE RELEASE
FB FINANCIAL CORPORATION UPDATE ON EXIT OF WHOLESALE MORTGAGE CHANNELS
FirstBank Signs Agreement to Sell Correspondent Channel

NASHVILLE, Tennessee - (June 24, 2019) - FB Financial Corporation’s (NYSE: FBK) wholly-owned subsidiary, FirstBank, announced today that it has signed an agreement to sell its Correspondent Lending channel to Rushmore Loan Management Services LLC (“Rushmore”). Upon closing of the transaction, Rushmore will assume substantially all of the assets and personnel related to the channel. The agreement is subject to customary closing conditions. FB Financial expects the transaction to close early in the third quarter of 2019.
FirstBank completed the sale of its Third Party Origination channel to Renasant Bank on June 7, 2019. Upon the closing of the sale of the Correspondent channel to Rushmore, the mortgage restructuring announced on April 1, 2019 will substantially be completed.
FB Financial’s President and CEO Chris Holmes stated, “We are pleased to have found new homes for each of our third-party origination channels in the second quarter. These sales allow us to focus more on our customer centered Retail and Consumer Direct channels.”
In addition to the $1.1 million restructuring expense reported for the first quarter of 2019, FB Financial expects to record additional restructuring charges of up to $1.5 million to cover transaction related expenses, severance and other items related to its mortgage operations.
Excluding the impact of the mortgage restructuring charges noted above, FB Financial expects an increase in the operating results from its total mortgage operations in the second quarter of 2019 as compared to the first quarter of 2019. During the quarter the mortgage operations have experienced both strong origination volumes and elevated prepayments in the mortgage servicing rights portfolio.
Stratmor Group served as financial advisor to FirstBank.

ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 66 full-service bank branches across Tennessee, North Alabama and North Georgia, and mortgage offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $5.7 billion in total assets.

MEDIA CONTACT:	FINANCIAL CONTACT:

Jeanie M. Rittenberry	James R. Gordon
615-313-8328	615-564-1212
jrittenberry@firstbankonline.com	jgordon@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com

FORWARD-LOOKING STATEMENTS

Certain of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” and “estimate,” and similar expressions, are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the company’s ability to successfully complete the disposition of either of the third party origination or correspondent channels.
All forward-looking statements are subject to risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties, and other factors include, among others, (1) our ability to consummate the sale of the correspondent channel, (2) our ability to compete the transaction in the time expected, (3) any anticipated benefits to be derived from either the sale of the correspondent channel or the third party origination channel, (4) the possibility that the amount of the restructuring charges related to the proposed transactions may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (5) disruption from the transactions with customer, vendor, or employee relationships, and (6) the occurrence of any event, change, or other circumstances that could give rise to the termination of the agreement to sell the correspondent channel. Additional factors which could affect the forward-looking statements can be found in FB Financial’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. FB Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.